Exhibit 99.1

PRESS RELEASE – For Release

January 21, 2004

CONTACT:

Sun Bancorp, Inc.

Robert J. McCormack

President & Chief Executive Officer

570-523-4301

bmccormack@sunbankpa.com

Sun Bancorp, Inc. Reports Fourth Quarter and Year 2003 Earnings

Company Reports 64% Increase in Non-Interest Income Over 2002

Lewisburg, PA – Sun Bancorp, Inc. (NASDAQ:SUBI) today reported net income (unaudited) for the year ended December 31, 2003 of $6,528,000, an increase of 1.7% over the year ended December 31, 2002. Earnings per share for the year ended December 31, 2003 were $0.91 per basic share, an increase of 1.2% over the corresponding period of 2002.

Results for the fourth quarter were impacted by a charge to earnings, net of taxes, relating to the amortization of a core deposit intangible asset of $127,000 associated with 2002 and $95,000 relating to the first three quarters of 2003. During the fourth quarter, Sun determined that a $9.3 million intangible asset relating to the purchase of three branches in 2001 included a core deposit intangible of $1.7 million, which had not been amortized during 2002, and the prior quarters of 2003. Based on the immateriality of the amounts involved to the 2002 financial statements and each of the first three quarters in 2003, Sun recognized the entire amount of $254,000 in the fourth quarter. Accordingly the net income (unaudited) for the fourth quarter 2003 was $983,000 as compared to $1,228,000 for the fourth quarter of 2002 and the 2003 fourth quarter earnings per basic share were $0.14 as compared to $0.17 in fourth quarter of 2002.

“During the fourth quarter of 2003 Sun experienced solid growth in non-interest earnings, excluding securities gains over the same quarter of 2002.  The company continued to show improvement in non-interest income through the positive impact of Mid Penn Insurance and Bank Capital Services as well as deposit account service charges,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc.  “In addition we achieved loan growth for the year of approximately 12%.”

“Our plans for 2004 include continued strong loan growth through targeted, consistent commercial calling efforts, along with an aggressive deposit gathering plan for the year and, of course, continued development of full relationships,” commented Mr. McCormack.  “The extended low rates continue to cause margin compression.  We are aggressively exploring options to reduce the impact of our FHLB debt, which carries a high cost,” commented Mr. McCormack.

Net interest income totaled $5,829,000 for the fourth quarter of 2003, an increase of 1.4% compared to the same quarter of 2002. The net interest margin for the quarter was 2.69% as compared to 2.80% for the same period in 2002. Despite modest net loan growth in the quarter of 1.3%, net interest margins continue to experience compression in this low interest rate environment. This decline in margin was primarily the result of significant increases in mortgage-backed investment security pre-payments, which resulted in lower investment security yields during the current period. Net loan growth for the year ended December 31, 2003 was 11.6%. As previously reported, Sun entered into a derivative transaction on June 30, 2003 as an integral part of its asset liability management process.  The notional amount of the transaction was $100 million.

At December 31, 2003 nonperforming loans totaled 0.58% of total loans as compared to 0.56% at December 31, 2002.  The Allowance for Loan and Lease Losses was 1.14% and 1.02% of total loans at December 31, 2003 and 2002, respectively.

“Sun has an extremely disciplined approach to credit quality.  We have experienced robust loan growth in recent years; we have also maintained strong credit quality over the same time frame.  At quarter end, the ratio of non-performing loans to total loans was 0.58%.  The allowance for loan losses to total loans had increased to 1.14%, and the allowance to non-performing loans stood at 194.97%,” commented Mr. McCormack.

Earnings were enhanced by non-interest income improvements. Non-interest income, excluding securities gains, for the fourth quarter 2003 amounted to $3,065,000, an increase of 64.0% from the fourth quarter of 2002,; for the year ended December 31, 2003 non-interest income, excluding securities gains, was $11,036,000, an increase of 82.4% over the year 2002. Deposit service charges, Bank Owned Life Insurance and income from the recently acquired Mid Penn Insurance and Bank Capital subsidiaries contributed significantly to the non-interest income growth for the fourth quarter and year 2003. Total non-interest income, excluding securities gains, as a percent of total income, for the fourth quarter and year 2003 rose to 20.6% and 18.3%, respectively, from 12.6% and 10.0% during the comparable periods of 2002. Security gains of $3,194,000 and $616,000 were realized during 2003 and 2002, respectively, primarily related to restructuring the portfolio to more evenly distribute anticipated future cash flows.

Non-interest expense for the quarter and year ended December 31, 2003 was $7,634,000 and $28,493,000, respectively, representing increases of 14.9% and 26.0%, as compared to the prior corresponding periods of 2002.  Costs associated with outsourcing operational processing, certain support functions and the acquisitions of Bank Capital, Mid Penn Insurance and Steelton Bancorp are the principal components of this increase.   Sun continues to concentrate on expense control resulting in the closing of two branches in late October, which were in close proximity to other Sun branches.

Comparative information for the fiscal years 2003 and 2002 is impacted by the acquisition of Bank Capital Services Corporation in December 2002 and Mid Penn Insurance Associates, Inc. in April 2003.

With over $1 billion in total assets Sun Bancorp, Inc., is the leading community bank in central Pennsylvania.  Headquartered in Lewisburg, Pennsylvania, Sun operates 23 branches in Dauphin, Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties. Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania. The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their dreams and manage life’s challenges. Sun also operates Mid Penn Insurance Associates, SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Services and is 30% owner of Sun Abstract & Settlement Services, LLC. The announced transaction with Sentry Trust Company and Sun Bancorp is expected to close in the first quarter of 2004. For more information, visit the company’s website at www.sunbankpa.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.Forward-looking statements, specifically those concerning future performance, are subject to risks and uncertainties. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. Sun undertakes no obligation to publicly update or revise any forward-looking statements.